Exhibit 10.3

AMENDMENT OF THE

MARRIOTT INTERNATIONAL, INC. STOCK AND CASH INCENTIVE PLAN

THIS AMENDMENT to the Marriott International, Inc. Stock and Cash Incentive Plan, as amended and restated effective January 1, 2008, and as subsequently amended (the “Plan”), is made this 7th day of May, 2010, by the addition of Article 22 of the Plan to read as follows:

Article 22.	Code Section 409A

22.1 General. To the extent that Code Section 409A may apply to any Awards under the Plan, it is intended that the terms of the Plan and such Awards meet the applicable requirements of Code Section 409A so that a Participant is not taxed under Code Section 409A with respect to such Awards until such time as Shares or other amounts are distributed to the Participant in accordance with the Plan’s and the Awards’ terms. For this purpose, the Plan and the Awards will be administered and interpreted to comply with Code Section 409A and any applicable Treasury or IRS guidance.

22.2 Delay for Specified Employees. To the extent that any Awards under the Plan may be subject to Code Section 409A(a)(2)(B)(i), distributions of Shares or other amounts pursuant to such Awards on account of a Termination of Service of a Participant who is a Specified Employee (as defined as follows) shall be made or commence not before the date which is six (6) months following the Termination of Service, except in the event of the Participant’s death. Any distribution that is delayed under this Section 22.2 shall be distributed on the first day of the seventh month following the Specified Employee’s Termination of Service (without affecting the timing of any subsequent installment that is not within the six-month period following Termination of Service). For this purpose, a Specified Employee is a person described under Treasury Regulation section 1.409A-1(i), applying the default rules thereunder, except that the definition of compensation for purposes of identifying Specified Employees shall be the same definition as used for determining who are Specified Employees under the Marriott International, Inc. Executive Deferred Compensation Plan for the same determination period.